EXHIBIT 12.1



                                VCA ANTECH, INC.
                        COMPUTATION OF EARNINGS TO FIXED
                                     CHARGES
                                 (IN THOUSANDS)
                           without Perferred Dividends

                                              2001        2000        1999        1998        1997
                                           ---------    ---------   ---------   ---------   ---------
Earnings
   Pre-tax income (loss) from
     continuing operations                 $(16,819)    $ (3,553)   $ 36,717    $ 29,222    $ 20,573

   Minority interest in
     consolidated subsidiaries                1,439        1,066         850         780         424
                                           ---------    ---------   ---------   ---------   ---------
   Pre-tax income (loss) from
     continuing operations before
     minority interest in consolidated
     subsidiaries and income from
     equity investees                       (15,380)      (2,487)     37,567      30,002      20,997

   Fixed charges                             47,484       24,330      13,843      13,935      14,052

   Minority interest in
     consolidated subsidiaries               (1,439)      (1,066)       (850)       (780)       (424)
                                           ---------    ---------   ---------   ---------   ---------
      Total earnings available for
        fixed charges                      $ 30,665     $ 20,777    $ 50,560    $ 43,157    $ 34,625
                                           =========    =========   =========   =========   =========
Fixed charges

   Interest and debt expense               $ 43,587     $ 20,742    $ 10,643    $ 11,189    $ 11,593

   Interest component of rent (1)             3,897        3,588       3,200       2,746       2,459
                                           ---------    ---------   ---------   ---------   ---------
      Total fixed charges                  $ 47,484     $ 24,330    $ 13,843    $ 13,935    $ 14,052
                                           =========    =========   =========   =========   =========

Ratio of earnings to fixed charges (2)            -            -         3.7         3.1         2.5
                                           =========    =========   =========   =========   =========

(1)  The Company determined the interest component of rent expense to be .333.

(2) For the twelve months ended December 31, 2001 and 2000, earnings were inadequate to cover fixed charges by $16,819 and $3,553, respectively.